QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[HOLME ROBERTS & OWEN LLP LETTERHEAD]

July 14, 2005

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518

Re:
Registration Statement on Form S-3 of Cimarex Energy Co.
File No. 333-125235

Ladies and Gentlemen:

        As counsel for Cimarex Energy Co., a Delaware corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), that the Company has filed with the Securities and Exchange Commission (the "SEC") with respect to the registration of 1,916,055 shares of its Common Stock, par value $0.01 per share (the "Shares"), which may be issued upon conversion of the Floating Rate Convertible Senior Notes due 2023 (the "Notes") originally issued by Magnum Hunter Resources, Inc. ("Magnum Hunter"), following the mergers of (i) a subsidiary of the Company with Magnum Hunter and (ii) Magnum Hunter with and into the Company. The Shares may be sold by selling security holders (the "Selling Security Holders") as described in the prospectus in the Registration Statement.

        In connection with this opinion, we have examined the Indenture dated December 15, 2003 (the "Indenture"), among Magnum Hunter, the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (the "Trustee"); the form of the Notes contained in the Indenture; the First Supplemental Indenture dated as of June 6, 2005, among Magnum Hunter, the subsidiary guarantors named therein and the Trustee; the Second Supplemental Indenture dated as of June 7, 2005, among the Company, Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and the Trustee; the Third Supplemental Indenture dated as of June 13, 2005, among the Company, the subsidiary guarantors named therein and the Trustee (the First, Second and Third Supplemental Indentures, collectively, the "Supplemental Indentures"); the Agreement and Plan of Merger, dated as of January 25, 2005, among the Company, Cimarex Nevada Acquisition Co. ("Merger Sub") and Magnum Hunter, as amended; the Articles of Merger filed in the State of Nevada on June 7, 2005, with respect to the merger of Merger Sub with and into Magnum Hunter; the Agreement and Plan of Merger, dated as of June 7, 2005, between the Company and Magnum Hunter; the Certificate of Ownership and Merger filed in the State of Delaware on June 13, 2005, with respect to the merger of Magnum Hunter with and into the Company; and the Articles of Merger filed in the State of Nevada on June 13, 2005, with respect to the merger of Magnum Hunter with and into the Company.

        We have also examined the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), Bylaws (the "Bylaws") and records of its corporate proceedings, certified as being true and correct by the Secretary of the Company (the "Resolutions"), and have examined such other documents as we have deemed necessary to express the opinion set forth below. In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon and have assumed the accuracy of, the statements made in the certificates of officers of the Company delivered to us and the certificates and other statements or information of or from public officials and officers and representatives of the Company.

        We have assumed that the Notes have been issued and delivered to the Selling Security Holders against payment therefor in accordance with the Indenture, as supplemented by the Supplemental Indentures, and the form of the Notes contained therein. We have also assumed that the Indenture, as supplemented by the Supplemental Indentures, and the Notes constitute the legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms. In addition, we have assumed that each initial issuance and subsequent transfer of Notes was made pursuant to a valid exemption from the registration requirements of the Securities Act of 1933, as amended.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Shares will be validly issued, fully paid and nonassessable if and when (i) the Registration Statement, as amended (including any necessary post-effective amendments) shall have become effective under the Act and provided that no stop order shall have been issued by the SEC relating thereto; (ii) the Notes shall have been surrendered for conversion in accordance with their terms and the terms of the Indenture, as supplemented by the Supplemental Indentures; and (iii) stock certificates representing the Shares shall have been duly executed and delivered to the Selling Security Holders.

        For purposes of this letter, we have assumed that, at the time of issuance, sale and delivery of the Shares: (a) the authorization thereof by the Board of the Company shall not have been modified or rescinded; (b) no change in law affecting the validity, legally binding character or enforceability of the authorization by the Board of the Company shall have occurred; (c) the Indenture, as supplemented by the Supplemental Indentures (including, without limitation, the Notes issued thereunder) shall not have been modified; (d) the Notes have been issued in accordance with the Indenture, as supplemented by the Supplemental Indentures, which constitutes the legal, valid and binding obligation of the parties thereto; (e) upon issuance of the Shares, the total number of shares of Common Stock issued and outstanding at that time will not exceed the number of shares of Common Stock that the Company is then authorized to issue; (f) the Certificate of the Company shall not have been modified or amended in any respect that would affect this opinion and will be in full force and effect; and (g) the authorizations by the Board of the Company will be made in accordance with the Certificate, the Bylaws, the Resolutions and the General Corporation Law of the State of Delaware.

        The opinions expressed herein are limited to the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws).

        We hereby consent to the reference to us in the Registration Statement and all amendments to the Registration Statement under the caption "Legal Matters"; provided however, in giving this consent we do not admit that we are included in the category of people whose consent is required under Section 7 of the Act or the rules of the SEC promulgated thereunder. We further consent to the use of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

        The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Very truly yours,

/s/ HOLME ROBERTS & OWEN LLP

QuickLinks

  Exhibit 5.1